Exhibit 10.8

EXHIBIT B

2005 Sub-Plan

Applicable to Compensation Deferred or

Vested After December 31, 2004

Catalina Marketing Corporation

Deferred Compensation Plan

EXHIBIT B

2005 Sub-Plan

Applicable to Compensation Deferred or

Vested After December 31, 2004

Catalina Marketing Corporation

Deferred Compensation Plan

PURPOSE AND SCOPE

This sub-plan (the “Sub-plan”) hereby incorporates the terms of the Catalina Marketing Corporation Deferred Compensation Plan (the “Plan”) by reference, subject to the limited modifications set forth below. Terms within the Sub-plan that begin with initial capital letters shall have the particular defined meaning set forth herein or in the Plan, unless the context clearly indicates otherwise. This Sub-plan shall apply to compensation that is deferred pursuant to the terms below or that vests on or after January 1, 2005. No provision of this Sub-plan shall apply to Compensation that was deferred and vested on or before December 31, 2004. References within the Plan to Accounts shall not apply to amounts deferred under this Sub-plan or vested after December 31, 2004, and references herein to Accounts shall not apply to Accounts under the Plan.

ARTICLE I

DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “CHANGE IN CONTROL” shall have the meaning set forth in Section 1.9 of the Plan, subject to such refinements as the Plan Administrator shall deem necessary or appropriate in order to satisfy regulations issued by the Secretary of the Treasury pursuant to Section 409A(e) of the Code.

1.2 “DISABILITY” shall mean a Participant’s condition such that he or she is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the participant’s employer.

1.3 “KEY EMPLOYEE” shall mean a key employee, as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof), of the Company or any affiliate during any period when the stock of the Company or its affiliate, as the case may be, is publicly traded on an established securities market or otherwise.

1.4 “TRUST” shall mean the one (1) or more grantor, or “rabbi”, trusts, within the meaning of Code Section 671 that may be established within the United States between the Company and the trustee (or trustees) named therein. Despite the existence of such a trust, this Plan is technically an unfunded plan for tax purposes and for purposes of Title I of ERISA.

1.5 “UNFORESEEABLE FINANCIAL EMERGENCY” shall mean a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) other such extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Administrator.

ARTICLE II

DEFERRAL ELECTIONS

2.1 ELECTIONS TO DEFER CASH. In connection with a Participant’s commencement of participation in the Plan, the Participant may make a deferral election by delivering to the Plan Administrator a completed and signed Election Form at the same time the Participant files his or her completed and signed Plan Agreement with the Plan Administrator. In order for a Participant’s Election Form to be valid with respect to compensation earned after the effective date of such Election Form during his or her first year of eligibility in the Plan, the Plan Administrator must receive such Election Form within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Thereafter, if the Participant wishes to commence making a Deferral, or to change the amount of his or her Deferral, with respect to Salary, Bonus, or Director Fees earned following the close of the current Plan Year, the Participant must file a new Election Form with the Plan Administrator before the end of the Plan Year that immediately precedes the Plan Year in which such new Election Form will become effective. Such new Election Form shall supersede any prior Election Form. A Participant may discontinue making Deferrals by filing a written notice with the Plan Administrator, who shall thereupon suspend the Participant’s future Deferrals as soon as administratively practicable after receiving the Participant’s notice.

2.2 STOCK GRANTS ELECTIONS. A Director may commence or discontinue making a Stock Grants deferral, or change the amount of his or her deferral by filing an Election Form with the Plan Administrator prior to the close of the Plan Year preceding any Annual Meeting (at which the Stock Grant would be made), which shall supersede any prior Election Form. Notwithstanding anything to the contrary contained in this Section, a Stock Grants deferral and election shall be subject to any additional requirements, such as vesting, imposed by the plan under which the Stock Grant is granted to the Director.

2.3 OPTION PROFIT ELECTIONS. To the extent allowable under terms and conditions that the Plan Administrator may establish in its discretion (including terms and conditions that are designed to conform with the requirements of Section 409A of the Code), a Participant may make an Option Profit deferral by filing an Election Form with the Plan Administrator prior to the close of the Plan Year preceding the Plan Year in which the Non-Qualified Stock Option vests. Notwithstanding anything to the contrary contained in this Section, an Option Profit deferral and election shall be subject to any additional requirements imposed by the plan under which the Non-Qualified Stock Option is granted to the Participant.

2.4 IRREVOCABLE ELECTIONS. Except as provided in Section 3.9 of the Plan or herein, any election by a Participant pursuant to Section 2.1 of this Sub-plan shall be irrevocable for any Plan Year once the Plan Year has begun. Any deferral election will continue until revoked or modified in a writing delivered by the Participant to the Plan Administrator in accordance with Section 2.1 of this Sub-plan. Any modification shall only apply to compensation payable to the Participant after the end of the Plan Year in which such election is delivered to the Plan Administrator, and any revocation shall only apply to compensation payable to the Participant after the date that is as soon as practicable after the Participant has given a written revocation to the Plan Administrator. Except as provided in Section 3.9 of the Plan, any election by a Participant made pursuant to Sections 2.2 and 2.3 of this Sub-plan shall be irrevocable.

2.5 401(k) COORDINATION. Section 3.1 of the Plan shall be modified to provide as follows: “A Participant may elect to defer all or part of his or her anticipated Salary, Bonus and Director Fees regardless of 401(k) participation”.

ARTICLE III

IN SERVICE DISTRIBUTIONS

3.1 DISTRIBUTIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may, with the approval of the Plan Administrator, receive a partial or full distribution from the Plan of the Vested amounts in his or her Accounts. The distribution shall not exceed the lesser of the Vested balance then credited to the Participant’s Account or the amounts needed to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the

Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

3.2 WITHDRAWAL ELECTION. A Participant shall not be permitted to make an election pursuant to Section 7.2 of the Plan with respect to compensation deferred or vested after December 31, 2004.

ARTICLE IV

DISTRIBUTIONS FOLLOWING TERMINATION OF EMPLOYMENT

4.1 DISTRIBUTION. Upon Termination of Employment, a Participant’s Vested Account under this Sub-plan shall be distributed in accordance with this Article.

4.2 ELECTIONS. A Participant, on his or her initial Election Form, shall elect to receive distributions following Termination of Employment in a lump sum or in installment payments, not more frequently than quarterly, over a period of not more than ten years. A Participant may not change this election on any subsequent Election Form.

4.3 TIME FOR PAYMENT. The lump sum payment shall be made, or installment payment shall commence, not later than one hundred twenty (120) days after the Participant’s Termination of Employment and any annual payment thereafter shall be made during each subsequent January. Notwithstanding the foregoing, a lump sum payment or first installment payable to a Key Employee pursuant to this Article shall not be made before the date that is six (6) months after the Key Employee’s Termination of Employment.

4.4 CASHOUT OF INSTALLMENT PAYMENTS. A Participant shall not be permitted to make an election pursuant to Section 9.5 of the Plan with respect to compensation deferred or vested after December 31, 2004.

ARTICLE V

DISTRIBUTIONS FOLLOWING DEATH

5.1 DEATH WHILE EMPLOYED BY EMPLOYER GROUP. If a Participant dies while employed by the Company or a Related Employer, the Participant’s Beneficiary shall receive the Participant’s Account in the form of death benefit payments elected by the Participant on his or her last Election Form. The Participant may elect to have such payments made in a lump sum or in installment payments over a period of not more than ten years. The minimum annual installment payment shall be $5,000 (before withholding of taxes). If annual installment payments to a Beneficiary would be less than this amount, the Participant’s Account shall be distributed over the longest installment period available under this Section under which the annual payment would be at least

$5,000 (before withholding of taxes) or, if no such period exists, in a lump sum. Death benefit payments shall commence within sixty (60) days after the date the Plan Administrator is provided with proof of the Participant’s death satisfactory to it.